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                                                        EXHIBIT 7.3



                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER is made as of the 28th day of July, 1989 between CODE ACQUISITION CORP., a Michigan corporation ("Code Acquisition") and TESSCO ELECTRONIC SYSTEMS SUPPORT COMPANY, INC., a Texas corporation ("Tessco").


                                  WITNESSETH:

          WHEREAS, Code-Alarm, Inc., a Michigan corporation ("Code-Alarm") has formed Code Acquisition, a wholly-owned subsidiary of Code-Alarm for the purposes of merging Tessco with and into Code Acquisition (the "Merger");

          WHEREAS, Code Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and, as of the date hereof, the authorized capital stock of Code Acquisition consists of 50,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding and owned by Code-Alarm;

          WHEREAS, Tessco is a corporation duly organized and validly existing under the laws of the State of Texas and, as of the date hereof, the authorized capital stock of Tessco consists of 100,000 shares of Common Stock, no par value per share (the "Tessco Common Stock"), of which 10,000 shares are issued and outstanding, other than treasury shares, which shall be cancelled;
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          WHEREAS, the parties hereto have entered into an Agreement and Plan of Reorganization ("Plan of Reorganization") dated as of July 2, 1989, setting forth certain representations, warranties and agreements in connection with the transactions therein and herein contemplated; and

          WHEREAS, the respective Boards of Directors of Tessco, Code-Alarm and Code Acquisition deem the merger advisable and in the best interests of each of such respective corporations and their respective shareholders and, by resolutions duly adopted, have adopted and approved this Agreement and Plan of Merger and the Plan of Reorganization, and all of the shareholders of Tessco have adopted and approved this Agreement and Plan of Merger and the Plan of Reorganization.

          NOW, THEREFORE, it is agreed as follows:


                                   ARTICLE I

          1.1 Merger of Tessco into Code Acquisition. Tessco shall be merged into Code Acquisition upon the filing of a Certificate of Merger with the Corporation and Securities Bureau of the Michigan Department of Commerce and the Articles of Merger with the Secretary of State, Corporate Division, of the State of Texas (the time at which the latter of such filings shall be deemed effective is referred to as the "Effective Time") which filings shall be made as soon after the execution

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of this Agreement and Plan of Merger as practicable.  At the Effective Time, the separate corporate existence of Tessco shall thereupon cease and Code Acquisition shall be the surviving corporation.

     1.2  Effect of the Merger.  From and after the Effective Time:

                   1.2.1 The separate existence of Tessco and Code Acquisition shall cease and be merged into Code Acquisition, which shall possess
          (i) all of the rights, privileges, immunities and franchises public and private, and shall be subject to all of the restrictions, disabilities and duties, of Tessco and Code Acquisition; and (ii) all property, real, personal and mixed, and all debts due to either Tessco and Code Acquisition on whatever account, including subscriptions to shares, and all other things in action or belonging to Tessco and Code Acquisition shall be vested in Code Acquisition.






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                   1.2.2  All rights of creditors and all liens upon any
          property of either Tessco or Code Acquisition shall be preserved unimpaired and all debts, liabilities and duties of Tessco and Code Acquisition shall thenceforth attach to Code Acquisition and may be enforced against Code Acquisition to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                   1.2.3 Any action or proceeding, whether civil, criminal or administrative, pending by or against Tessco or Code Acquisition shall be prosecuted as if the Merger had not taken place, and Code Acquisition may be substituted as a party in such action or proceeding in place of Tessco.

          1.3 Additional Actions. If, at any time after the Effective Time, Code Acquisition shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Code Acquisition its rights, title or interest in, to or under any of the rights, properties or assets of Tessco acquired or to be acquired by Code Acquisition as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement and Plan of Merger, Tessco and its proper officers and directors shall be deemed

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hereby to have granted to Code Acquisition an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Code Acquisition and otherwise to carry out the purposes of this Agreement and Plan of Merger; and the proper officers and directors of Code Acquisition are fully authorized in the name of Tessco or otherwise to take any and all such action.

                                   ARTICLE II


          2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be Tessco Group, Inc.

          2.2 Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of Code Acquisition, except as amended as provided in Section 2.1 shall be the Articles of Incorporation of the surviving corporation until duly amended in accordance with law.

          2.3 State of Incorporation of the Surviving Corporation. Code Acquisition shall continue to be a Michigan corporation subject to its laws. Its registered office shall continue to be 950 E. Whitcomb, Madison Heights, Michigan 48071.

          2.4 Rights of Dissenting Shareholders. Code Acquisition hereby agrees that it may be served with process in





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the State of Texas with respect to any proceeding for the enforcement of any obligation of Tessco and in any proceeding for the enforcement of the rights of a dissenting shareholder of Tessco against Code Acquisition. Code Acquisition hereby irrevocably appoints the Secretary of the State of Texas as its agent to accept service of process in any such proceeding. Code Acquisition further agrees that it will promptly pay to any dissenting shareholder of Tessco the amount, if any, to which such shareholder shall be entitled under the provisions of the Texas Business Corporation Act with respect to the rights of such dissenting shareholder.

          2.5 Cessation of Shareholder Status. The shareholders of Tessco (the "Shareholders") holding certificates which represent shares of the capital stock of Tessco outstanding immediately prior to the Effective Time shall cease to be, and shall have no rights as, shareholders of Tessco or Code Acquisition.

                                  ARTICLE III

                            TERMS OF THE TRANSACTION


          3.1 Merger Consideration. At the Effective Time, each share of Tessco Common Stock which is issued and outstanding shall be converted into cash and Code-Alarm common stock, no par value (the "Code-Alarm Common Stock") as provided in Section 3.2 subject to the adjustment provided in Section 3.3 and the

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contingent distributions described in Sections 3.4, 3.5 and 3.6 hereof.  All shares of Tessco Common Stock which are held by Tessco as treasury shares shall be cancelled.

          3.2 Closing Distribution. At the Effective Time, the Shareholders shall receive a distribution of $1,330,004.00 by cashier's or certified check and 149,180 shares of Code-Alarm Common Stock.

          3.3 1989 Adjustment. Ronald E. Prien, certified public accountant, shall prepare, in cooperation with Laventhol & Horwath, independent certified public accountants, audited consolidated financial statements for Tessco and Paramax, Inc. a Texas corporation ("Paramax") as of and for the year ended July 1, 1989 (the "1989 Financial Statements"). If the sum of the after-tax net income of Tessco and Paramax as shown on the 1989 Financial Statements exceeds $689,000, then as soon as practicable after receipt of the 1989 Financial Statements, Code Acquisition shall distribute to the Shareholders cash and Code-Alarm Common Stock with a value equal to the difference, if any, of the after-tax net income of Tessco and Paramax minus $689,000, multiplied by 5. If the sum of the after-tax net income of Tessco and Paramax as shown on the 1989 Financial Statements is less than $689,000, then as soon as practical after receipt of the 1989 Financial Statements, the Shareholders shall return to Code Acquisition cash and Code-Alarm Common



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Stock with a value equal to the difference, if greater than zero, of $689,000 minus the after-tax net income, multiplied by 5. The distribution or return shall be made 48 percent in cash and 52 percent in Code-Alarm Common Stock; provided, however, that if the Shareholders would be entitled to receive or keep a fraction of a share of Code-Alarm Common Stock, the Shareholders shall not receive or keep such fractional share and shall instead receive such amount in cash or deduct such amount from any cash to be returned, as applicable. In determining the number of shares to be distributed or returned pursuant to this
Section 3.3, each share of Code-Alarm Common Stock shall be valued at $12.20 per share.

          3.4 1990 Distribution. On or before March 31, 1990, Code Acquisition shall distribute to the Shareholders cash and Code-Alarm Common Stock, in accordance with Section 3.7, with a value equal to 25 percent of the increase, if any, of the Theoretical Value for the 6 months ended December 31, 1989 over the Theoretical Value for the year ended July 1, 1989. The Theoretical Value shall be determined by multiplying the Actual Earnings of Tessco, or Code Acquisition as applicable, by the Applicable Valuation Factor. The Actual Earnings for the year ended July 1, 1989 shall be the sum of the after-tax net income of Tessco and Paramax as shown on the 1989 Financial Statements. The Actual Earnings of Code Acquisition for the periods beginning after July 1, 1989 shall be the after-tax net





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income, if any, of Code Acquisition as determined by Code-Alarm's certified public accountants on the consolidating income statements to be used in preparing the audited, consolidated income statement of Code-Alarm and its subsidiaries, adjusted as follows: (i) there shall be no allocation of corporate overhead to Code Acquisition; (ii) the tax allocated to the net income of Code Acquisition shall be determined by multiplying the net income of Code Acquisition by the effective consolidated tax rate of Code-Alarm and its subsidiaries; and (iii) any other adjustments shall be determined in accordance with any written agreements between the Shareholders and Code-Alarm with respect to the determination of the Actual Earnings of Code Acquisition. The Applicable Valuation Factor shall be determined in accordance with the following table:

  Product of Net Sales (in thousands)                            Applicable
  times Actual Earnings (in thousands)                        Valuation Factor
  ------------------------------------                        ----------------
              less than $10,335,999                            5.0
          $10,336,000 to 13,715,999                            5.2
           13,716,000 to 17,521,999                            5.4
           17,522,000 to 21,754,999                            5.6
           21,755,000 to 26,414,999                            5.8
           26,415,000 to 31,500,999                            6.0
           31,501,000 to 38,394,999                            6.2
           38,395,000 to 45,936,999                            6.4
           45,937,000 to 54,126,999                            6.6
           54,127,000 to 62,964,999                            6.8
                    over 62,965,000                            7.0


The Net Sales of Tessco and its subsidiary for the year ended July 1, 1989 shall be the net sales of Tessco and its subsidiary

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as shown on the 1989 Financial Statements.  The Net Sales of Code Acquisition
for the periods beginning after June 30, 1989 shall be the net sales of Code Acquisition as determined by Code-Alarm's certified public accountants on the consolidating income statements used in preparing the audited, consolidated income statement of Code-Alarm and its subsidiaries. For the purposes of determining the Theoretical Value for the six months ended December 31, 1989 only, Net Sales and Actual Earnings shall be multiplied by 2.

          3.5 1991 Distribution. On or before March 31, 1991, Code Acquisition shall distribute to the Shareholders cash and Code-Alarm Common Stock, in accordance with Section 3.7, with a value equal to 37.5 percent of the increase, if any, of the Theoretical Value for the year ended December 31, 1990 over the greater of: (i) the Theoretical Value for the six months ended December 31, 1989 or (ii) the Theoretical Value for the year ended July 1, 1989.

          3.6 1992 Distribution. On or before March 31, 1992, Code Acquisition shall distribute to the Shareholders cash and Code-Alarm Common Stock, in accordance with Section 3.7, with a value equal to 12.5 percent of the increase, if any, of the Theoretical Value for the year ended December 31, 1991 over the greater of (i) the Theoretical Value for the year ended December 31, 1990; (ii) the Theoretical Value for the six months ended





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December 31, 1989; or (iii) the Theoretical Value for the year ended July 1,
1989.

          3.7 Proportion of Distribution; Determination of Value. The Shareholders may determine the proportion of cash and Code-Alarm Common Stock to be distributed to them in any year by written notice to Code-Alarm not later than February 1 of such year; provided, however, that in no event shall the cash portion be less than 33 percent nor more than 48 percent of the distribution. The value of the Code-Alarm Common Stock to be distributed in March of each year shall be determined by adding the high and low sales price of Code-Alarm Common Stock for the first 5 consecutive trading days in February of such year as reported in the Wall Street Journal and dividing the sum by 10. Absent such written notice, Code-Alarm shall determine, in its sole discretion, the proportion of cash and Code-Alarm Common Stock to be distributed, which cash shall not be less than 33 percent nor more than 48 percent of such distribution.

          3.8 Antidilution Adjustment. If, in the interval between the commencement of any valuation period with respect to any distribution to be made to the Shareholders as provided in this Article III and such distribution, the outstanding shares of Code-Alarm Common Stock shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination,





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exchange of shares, readjustment, or a stock dividend thereon shall be declared with a record date within said interval, the value of the Code-Alarm Common Stock and the number of shares of Code-Alarm Common Stock to be distributed to the Shareholders shall be correspondingly adjusted.

                                   ARTICLE IV


          4.1 Counterparts. This Agreement and Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

          4.2 Governing Law. This Agreement and Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Michigan.

          4.3 Amendment. Subject to applicable law, this Agreement and Plan of Merger may be amended, modified or supplemented only by written agreement of Tessco, Code Acquisition, David L. Skinner and Shirley A. Skinner at any time prior to the Effective Time.

          4.4 Waiver. Any of the terms or conditions of this Agreement and Plan of Merger may be waived at any time by whichever of Tessco and Code Acquisition is, or the Shareholders which are, entitled to the benefit thereof by action taken by the Board of Directors of Tessco or Code Acquisition.





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          4.5  Headings.  The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, nor are they deemed to be a part of this Agreement.

          4.6 Termination. This Agreement and Plan of Merger shall terminate upon the termination of the Plan of Reorganization and there shall be no liability on the part of any of the parties hereto or of any of their respective directors or officers.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger as of the date hereof.

                                    CODE ACQUISITION CORP.


                                    By: /s/ Rand W. Mueller
                                          ----------------------------
                                          Rand W. Mueller
                                          Chairman of the Board


                                     TESSCO ELECTRONIC SYSTEMS SUPPORT
                                     COMPANY, INC.


                                     By: /s/ David L. Skinner
                                           -----------------------------
                                           David L. Skinner
                                           Chairman of the Board







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